Exhibit 99.4
July 31, 2024

Letter from the CEO

Thank you.

It is truly a privilege to be able to serve as Humana’s President and Chief Executive Officer, and by extension to serve our members and patients, teammates and shareholders. We do this in support of the Medicare, Medicaid and military TRICARE programs. I want to express my appreciation to the Humana Board of Directors for providing me this opportunity and to Bruce Broussard for his mentorship and partnership over the past six months.

Humana is a great company

I am excited by the opportunity in front of me and in front of this company.

Humana offers a strong value proposition to our core customers—both consumers and the federal and state governments. Humana also offers a strong value proposition to our investors. We operate in an attractive Medicare Advantage sector with strong earnings potential and an abundance of growth opportunities. Our differentiated capabilities position us to realize this value and deliver better health outcomes for our customers.

And, like all companies, we have opportunities to improve—including in our product and pricing, in the deployment of technology to improve the customer experience and reduce costs, in our operating discipline and in our multi-year planning. I am energized by the chance to deliver against these opportunities.

Delivering value to customers

The long-term stability of the Medicare and Medicare Advantage program is central to our ability to effectively serve our customers—those who are aging, have low income, or are managing disabilities. Medicare Advantage stability is predicated on its fundamental promise—delivering high-quality care and consumer value at a cost lower than Fee-for-Service Medicare.

I am confident in Humana’s ability to continue to deliver against this promise. We provide health security to our members through products and services that are lower cost and provide more comprehensive coverage than they can receive through Fee-for-Service Medicare. We recognize our role in collaborating with policymakers to ensure that we have a stable regulatory environment that enables the full promise of Medicare Advantage to be realized. This is how we deliver for our customers.

Our results are clear:

•Our work to keep people healthy resulted in 30.1% fewer inpatient hospital admissions compared to Fee-for-Service Medicare in 20221.
•Our Medicare Advantage Value-Based contractual arrangements saved 23.2% in medical costs in 2022 compared to Fee-for-Service Medicare1.
•The people we serve have a 21% higher rate of seeing a physician within 14 days of leaving the hospital as compared to individuals in Fee-for-Service Medicare 2.

Significant value for investors

This business is attractive for investors. Our strategy of Medicare Advantage plus CenterWell positions us for sustainable and differentiated long-term growth. It has significant earnings power, growth potential and compelling returns on the capital that we deploy to improve care for members and patients.

1 – Humana 2023 Value-Based Care Report – Link: Value-Based Care Report I Humana
2 – Better Medicare Alliance, 2023 State of Medicare Advantage Report – Link: https://bettermedicarealliance.org/publication/state-of-medicare-advantage-2023/
3 – Pretax margin, less investment income

Exhibit 99.4
We believe that Medicare Advantage is a mid- to high-single digit member growth business with a long-term margin3 profile of 3% or better that generates an attractive mid-teens return on invested capital (ROIC). This is where the industry should perform. We expect to perform better.

We have this expectation because of our differentiated capabilities. We deliver strong clinical performance and medical margin over time. Our close relationships with members result in cost-effective member growth. Our network of value-based providers reinforces that growth and drives clinical performance. While market dynamics may vary from year to year, these capabilities position us to deliver sustainable shareholder value over the long term.

We also have an abundance of adjacent growth opportunities, which we review through a disciplined framework. This framework prioritizes opportunities that enhance our competitive advantages, particularly in Medicare Advantage, and generate attractive returns. We focus intently on businesses with a demonstrated ability to improve clinical outcomes or reduce waste.

Our CenterWell and Medicaid growth strategies reflect these principles. We have achieved significant organic growth across these business lines. We have also deployed more than $10 billion in capital, largely into CenterWell, with a double-digit aggregate portfolio internal rate of return. This demonstrates Humana’s effectiveness at capital deployment.

Realizing our potential

At this moment, we are not realizing the full promise of the company. This is an opportunity.

The external environment has been challenging, with a rate environment that has not kept pace with accelerated medical cost trends. It is our job to shape that environment to make it as stable and predictable as possible. More importantly, it is our responsibility to plan for the unexpected, adjust to it and identify areas where we can get better. That will be our primary focus, and over time, our investors and customers will benefit.

To consistently deliver high-quality care to our customers and industry-leading returns to investors, we need to achieve four basic things:

1.Provide a Medicare product and experience that delivers against consumer needs and is priced with discipline.
2.Operate our Medicare plan with clinical excellence, which is the foundation for industry-leading margins.
3.Manage a highly efficient back office.
4.Deploy organic and acquisitive growth capital efficiently.

These themes are not new. This has been Humana’s strategy, and it’s the right strategy. But we must bring a renewed operating rigor to it. We will do this with discipline and urgency.

In-year operating discipline and multi-year planning
Medicare Advantage rests on an annual cycle—the rate notice, the bid process, the Annual Election Period and the yearly membership turnover. Humana’s success over the past 10-plus years has been predicated on a strong in-year operating discipline that is attuned to this cycle.

The volatility of the external environment in recent years—COVID, workforce disruption, regulatory changes—has tested and stretched that operating discipline. Right now, we need to be consistently focused on strengthening and reinvigorating that discipline.

The annual Medicare cycle makes multi-year planning difficult. However, this discipline is necessary to deliver consistent results over many years, even as the external environment changes. Sustained, stable growth and
1 – Humana 2023 Value-Based Care Report – Link: Value-Based Care Report I Humana
2 – Better Medicare Alliance, 2023 State of Medicare Advantage Report – Link: https://bettermedicarealliance.org/publication/state-of-medicare-advantage-2023/
3 – Pretax margin, less investment income

Exhibit 99.4
performance requires a multi-year view to product management, distribution strategies, technology deployment and proactive engagement with policymakers. We will place increased focus on effective multi-year planning.

Excited about the opportunity

I look forward to leading Humana and our dedicated team of 65,000 employees through this next evolution. To bring investors up to date on our progress, we will host an Investor Day in the first half of next year. Until then, we will continue to drive toward compelling value for our customers and investors, and all who are counting on our success.

On behalf of my teammates who make this all possible, thank you.

Jim

1 – Humana 2023 Value-Based Care Report – Link: Value-Based Care Report I Humana
2 – Better Medicare Alliance, 2023 State of Medicare Advantage Report – Link: https://bettermedicarealliance.org/publication/state-of-medicare-advantage-2023/
3 – Pretax margin, less investment income